Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of August 2, 2012, by and among Sigma Designs, Inc. (the “Company”) and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (collectively, “Potomac”) (each of the Company and Potomac, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Potomac have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Potomac is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 2,594,783 shares, or approximately 7.9%, of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Potomac duly submitted a nomination letter to the Company on April 5, 2012 (the “Nomination Letter”) nominating a slate of three (3) director candidates for election to the Company’s board of directors (the “Board”) at the 2012 annual meeting of shareholders of the Company (including any adjournment or postponement thereof (the “2012 Annual Meeting”);

WHEREAS, on June 20, 2012, Potomac filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) related to the matters set forth in the Nomination Letter; and

WHEREAS the Company and the members of Potomac have determined to come to an agreement with respect to the election of members of the Company’s board of directors (the “Board”) at the 2012 Annual Meeting, certain matters related to the 2012 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.             Board Matters; 2012 Annual Meeting; Committees.

(a)           The Company and Potomac have agreed that following the 2012 Annual Meeting the Board shall be composed of five (5) directors, including (i) two (2) director candidates nominated by Potomac, Eric B. Singer and Mark J. Bonney (the “Potomac Nominees”), (ii) two (2) director candidates nominated by the Company, Thinh Q. Tran and Lung C. Tsai (the “Company Nominees”) and (iii) Maury Austin, an independent director candidate deemed mutually agreeable to both the Company and Potomac.

(b)           The Company and Potomac have agreed that the 2012 Annual Meeting shall be held on August 7, 2012, and in order to effectuate the election of the Potomac Nominees and the Company Nominees at the 2012 Annual Meeting in accordance with Section 1(a) and with respect to the proposal relating to the election of directors, (i) at least one of Eric B. Singer or Paul J. Solit, the Potomac proxyholders, shall appear in person at the 2012 Annual Meeting and cumulatively vote all shares of Common Stock of the Company represented by properly executed GOLD proxy cards only in favor of the election of the Potomac Nominees, unless any such properly executed GOLD proxy cards instruct otherwise so as to withhold authority to cumulate votes in such manner or any such properly executed GOLD proxies are marked “WITHHOLD” with respect to the election of one or more of the Potomac Nominees, in which case the shares represented by such proxies shall not be cumulated with respect to the director candidate(s) so indicated, but only to the extent so indicated, and (ii) at least one of Thinh Q. Tran and Thomas E. Gay III, the Company’s proxyholders, shall appear in person at the 2012 Annual Meeting and cumulatively vote all shares of Common Stock of the Company represented by properly executed WHITE proxy cards only in favor of the election of the Company Nominees, unless any such properly executed WHITE proxy cards instruct otherwise so as to withhold authority to cumulate votes in such manner or any such properly executed WHITE proxies are marked “WITHHOLD” with respect to the election of one or more of the Company’s director nominees, in which case the shares represented by such proxies shall not be cumulated with respect to the director candidate(s) so indicated, but only to the extent so indicated.  To the extent Potomac votes the shares of Common Stock that it beneficially owns at the 2012 Annual Meeting and not by way of a GOLD proxy card, Potomac agrees to vote all such shares with respect to the proposal relating to the election of directors only in favor of the election of the Potomac Nominees.

(c)            If the preliminary voting results at the 2012 Annual Meeting indicate that the Potomac Nominees and the Company Nominees have been elected to the Board, then Potomac and the Company agree to waive any right to a challenge or review the voting results tabulated by the Independent Inspector of Elections and will consent to the certification of the voting results electing the Potomac Nominees and the Company Nominees as of the date of the Annual Meeting.

(d)           The Company hereby confirms that the Board and all applicable committees of the Board have taken all necessary action such that effective immediately following the conclusion of the 2012 Annual Meeting the Board shall be increased to five (5) members.

(e)           Prior to the execution of this Agreement, the Corporate Governance and Nominating Committee of the Board shall have reviewed and reasonably approved, in accordance with the Company’s corporate governance guidelines and the charter of the Corporate Governance and Nominating Committee, the qualifications of Mr. Austin to serve as a member of the Board and recommended to the Board that immediately following the 2012 Annual Meeting the Board appoint Mr. Austin to fill the vacancy created pursuant to Section 1(d) to serve as a director, in accordance with Section 1(a).

(f)           The Company and Potomac each agree to take such other actions as are within its power to cause the newly-elected Board to appoint Maury Austin to fill the vacancy created pursuant to Section 1(d) to serve as a director of the Board for a term to expire at the 2013 annual meeting of shareholders of the Company (the “2013 Annual Meeting”), including the holding of a formal board meeting immediately following the 2012 Annual Meeting for the purpose of approving such appointment.

(g)           The Parties agree that if (i) for any reason the 2012 Annual Meeting is postponed or adjourned beyond August 17, 2012 or (ii) the voting at the 2012 Annual Meeting does not result in the election of the Potomac Nominees and the Company Nominees in accordance with Section 1(a), the Parties will, in good faith and as promptly as practicable, take any actions that may be required by either Party in order to reconstitute the Board to five (5) members in a manner consistent with the composition of the Board as set forth in Section 1(a).

(h)           At least one of Eric B. Singer or Paul J. Solit, the Potomac proxyholders, shall appear in person at the 2012 Annual Meeting and vote all shares of Common Stock of the Company represented by properly executed GOLD proxy cards and all shares of Common Stock beneficially owned by Potomac in favor of (i) the ratification of the Company’s independent registered public accounting firm and (ii) the advisory vote on the executive compensation of the Company’s named executive officers, which is consistent with the recommendation of Institutional Shareholder Services Inc. on such proposals, unless any such properly executed GOLD proxy cards instruct otherwise.

(i)           The Company and Potomac agree that upon the execution of this Agreement and prior to the conclusion of the 2012 Annual Meeting neither Party will take any actions inconsistent with either the spirit of this Agreement or the purpose of effecting the composition of the Board as set forth in Section 1(a).

(j)           The Company agrees that prior to the 2013 Annual Meeting, if either or both of the Potomac Nominees is unable to serve as a director, resigns as a director or is removed as a director, and at such time Potomac beneficially owns in the aggregate at least the lesser of 5.0% of the Company’s then outstanding Common Stock and 1,645,224 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Potomac shall have the ability to recommend a substitute person(s), who will qualify as “independent” pursuant to the listing standards of NASDAQ Stock Market, to fill the resulting vacancy or vacancies, subject to the approval of the Corporate Governance and Nominating Committee after consideration in good faith and exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee(s) appointed in accordance with the provisions of this Section 1(j) shall be referred to individually as the “Potomac Replacement Director”).  In the event the Corporate Governance and Nominating Committee does not accept a substitute person recommended by Potomac, Potomac will have the right to recommend additional substitute person(s), subject to the terms of this Section 1(j), for consideration by the Corporate Governance and Nominating Committee.  Upon the acceptance of a Potomac Replacement Director nominee by the Corporate Governance and Nominating Committee, the Board will appoint such Potomac Replacement Director to the Board no later than five (5) business days after the Corporate Governance and Nominating Committee’s recommendation of such Potomac Replacement Director.

(k)           If, prior to the 2013 Annual Meeting, Lung Tsai is unable to serve as a director, resigns as a director or is removed as a director, then the Board shall work to identify a replacement director candidate who will qualify as “independent” pursuant to the listing standards of NASDAQ Stock Market, to fill the resulting vacancy, subject to the approval of the Corporate Governance and Nominating Committee after consideration in good faith and exercising its fiduciary duties (any such replacement nominee appointed in accordance with the provisions of this Section 1(k) shall be referred to individually as the “Replacement Director”).  As part of this process, the Corporate Governance and Nominating Committee and the Board shall take into account and consider in good faith any director candidate recommended by the remaining Company Nominee.  Upon the acceptance of a Replacement Director nominee by the Corporate Governance and Nominating Committee, the Board will appoint such Company Replacement Director to the Board no later than five (5) business days after the Corporate Governance and Nominating Committee’s recommendation of such Replacement Director.

(l)             The Company agrees that the size of the Board shall not be increased to more than five (5) directors prior to the conclusion of the 2013 Annual Meeting without the approval of the Board, including the unanimous approval of the Potomac Nominees.

(m)           The Parties hereto acknowledge that the only matters that may be presented by the Company for consideration at the 2012 Annual Meeting are (i) the election of directors, (ii) the ratification of the Company’s independent registered public accounting firm and (iii) the advisory vote on the executive compensation of the Company’s named executive officers.

(n)           The Company agrees that from the date hereof through the first date that the Board is composed of the five (5) directors specified in Section 1(a), the Company will not (i) enter into any new, or modify any existing, employment, consulting or severance agreements or arrangements with any of the Company’s officers, directors or consultants or (ii) take any action to limit or restrict the rights of its shareholders by amending the Company’s Amended and Restated Bylaws (the “Bylaws”) or otherwise.

(o)           Potomac agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(p)           Upon the conclusion of the 2012 Annual Meeting, the Board shall work with management of the Company to promptly develop a plan to improve efficiencies within the organization and to bring expenses in line with revenue.

(q)           Effective immediately following the conclusion of the 2012 Annual Meeting, Lung C. Tsai will be appointed as Chairman of the Board in accordance with Article V of the Bylaws, until such time as Mr. Tsai’s replacement as Chairman of the Board is appointed by the Board or Mr. Tsai is no longer serving as a director on the Board.

(r)            As promptly as practicable following the conclusion of the 2012 Annual Meeting, the Company shall, in accordance with Section 311 of the Corporations Code of California and Article IV of the Bylaws, take all necessary action in furtherance of reconstituting the committees of the Board as follows:

Compensation Committee	Audit Committee	Corporate Governance and Nominating Committee
Maury Austin	Maury Austin*	Maury Austin
Eric B. Singer*	Mark J. Bonney	Mark J. Bonney*
Lung C. Tsai	Lung C. Tsai	Eric B. Singer
Lung C. Tsai

* Chairman

2.             Standstill Provisions.

(a)           Potomac agrees that, from the date of this Agreement until the earlier of (i) the date that is (ten) 10 business days prior to the deadline for the submission of shareholder nominations for the 2013 Annual Meeting pursuant to the Company’s bylaws and (ii) the date that is one-hundred (100) days prior to the first anniversary of the 2012 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)           solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii)          advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1, or seek to do so;

(iii)         form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Potomac to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv)         deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Potomac and otherwise in accordance with this Agreement;

(v)           seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company; provided, however, that nothing herein will limit the ability of Potomac to recommend a Potomac Replacement Director(s) in accordance with Section 1(j);

(vi)           (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company or (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving Potomac and the Company or any subsidiary or Affiliate of the Company, or encourage, initiate or support any other third party in any such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

(vii)          seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

(viii)         enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2; or

(ix)            take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing, publicly seek or request permission to do any of the foregoing, publicly make any request to amend, waive or terminate any provision of this Section 2 (including, without limitation, this Section 2(a)(ix), or make or seek permission to make any public announcement with respect to any of the foregoing.

(b)           Nothing in this Section 2 shall prevent (i) Potomac from voting its shares of Common Stock and all shares of Common Stock represented by properly executed GOLD proxy cards in favor of the Potomac Nominees at the 2012 Annual Meeting in accordance with Section 1, (ii) Potomac from taking any actions as contemplated in Section 1(f) in furtherance of reconstituting the Board in a manner consistent with the composition of the Board as set forth in Section 1(a) or (iii) either of the Potomac Nominees, or their respective Potomac Replacement Director, as applicable, from taking any action in their capacity as directors of the Company in accordance with their respective fiduciary duties.

3.             Representations and Warranties of the Company.

The Company represents and warrants to Potomac that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.           Representations and Warranties of Potomac.

Potomac represents and warrants to the Company that (a) the authorized signatory of Potomac set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Potomac, and is a valid and binding obligation of Potomac, enforceable against Potomac in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Potomac as currently in effect, (d) the execution, delivery and performance of this Agreement by Potomac does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Potomac, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) Potomac is deemed to beneficially own in the aggregate 2,594,783 shares of Common Stock and (ii) Potomac does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company or any Other Equity Rights.

5.           Press Release.

Promptly following the execution of this Agreement, the Company and Potomac shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B.  Concurrent with the issuance of the Mutual Press Release, the Company shall file a Current Report on Form 8-K, in the form previously provided to Potomac or its counsel, with the Securities and Exchange Commission describing the terms of this Agreement and attaching this Agreement as an exhibit thereto.  Prior to the issuance of the Mutual Press Release, neither the Company nor Potomac shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party.  During the Standstill Period, neither the Company nor Potomac or the Potomac Nominees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6.           Specific Performance.

Each of the members of Potomac, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Potomac (or any of the entities and natural persons listed on Exhibit A), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

7.           Expenses.

The Company shall reimburse Potomac for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2012 Annual Meeting, including, without limitation, the Nomination Letter and activities in connection therewith, Potomac’s proxy solicitation and activities in connection therewith, the filing of a Schedule 13D in connection with this Agreement and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $400,000 in the aggregate.

8.           Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.           Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:	Sigma Designs, Inc. 1778 McCarthy Blvd. Milpitas, California 95035 Attention: Secretary Telephone: (408) 262-9003 Facsimile: (408) 957-9740
with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California 94304-1114
Attention:  James J. Masetti and Stephen R. Rusmisel
Telephone:   (650) 233-4754 / (212) 858-1442
Facsimile:  (650) 233-4545 / (212) 858-1500

If to Potomac:	Potomac Capital Management LLC 825 Third Avenue, 33rd Floor New York, New York 10022 Attention: Paul J. Solit Telephone: (212) 257-6083 Facsimile: (917) 464-8048
With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steve Wolosky Telephone: (212) 451-2333 Facsimile: (212) 451-2222

10.           Applicable Law; Jurisdiction.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.  Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of California (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

11.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.           Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Potomac.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Potomac, the prior written consent of the Company, and with respect to the Company, the prior written consent of Potomac.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

13.           Mutual Non-Disparagement.

Each of the Parties covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors and with respect to Potomac the Potomac Nominees and Potomac Replacement Directors, shall in any way disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the 2012 Annual Meeting), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the 2012 Annual Meeting), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

SIGMA DESIGNS, INC.

By:	/s/ Thinh Q. Tran
Name:	Thinh Q. Tran
Title:	President and Chief Executive Officer

POTOMAC:

POTOMAC CAPITAL PARTNERS III, L.P.

By:	Potomac Capital Management III, L.L.C.
General Partner

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

POTOMAC CAPITAL MANAGEMENT III, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

POTOMAC CAPITAL PARTNERS L.P.

By:	Potomac Capital Management, L.L.C.
General Partner

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

POTOMAC CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

/s/ Paul J. Solit
PAUL J. SOLIT

/s/ Eric Singer
ERIC SINGER

[Signature Page to Agreement]

EXHIBIT A

Potomac

POTOMAC CAPITAL PARTNERS III, L.P.
POTOMAC CAPITAL MANAGEMENT III, L.L.C.
POTOMAC CAPITAL PARTNERS L.P.
POTOMAC CAPITAL MANAGEMENT, L.L.C.
PAUL J. SOLIT
ERIC B. SINGER

EXHIBIT B

PRESS RELEASE